Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Ryder Scott Company, L.P., as independent oil and gas consultants, hereby consents to the incorporation by reference in this Registration Statement on Form S-8 of Occidental Petroleum Corporation (the “Company”) of references to Ryder Scott Company, L.P. and information from its letter dated January 30, 2015, relating to its review of the methods and procedures used by the Company for estimating its oil and gas proved reserves , included or made a part of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

By:	/s/ Ryder Scott Company, L.P.
Ryder Scott Company, L.P.
TBPE Firm Registration No. F-1580

Houston, Texas

October 14, 2015